UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2011

TRANSATLANTIC PETROLEUM LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-34574	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Akmerkez B Blok Kat 5-6 Nispetiye Caddesi 34330 Etiler, Istanbul, Turkey		None
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 220-4323

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On November 7, 2011, Dalea Partners, LP (“Dalea”) and TransAtlantic Petroleum Ltd. (the “Company”) entered into a second amendment (the “Amendment”) to that certain credit agreement (the “Credit Agreement”), dated as of June 28, 2010, by and among Dalea and the Company. N. Malone Mitchell, 3rd, the Company’s chairman of the board of directors and chief executive officer, and his wife own 100% of Dalea. The Amendment is effective as of November 7, 2011.

Prior to the Amendment, paragraph 4(a)(i) of the Credit Agreement provided that the aggregate unpaid principal amount outstanding under the Credit Agreement, together with all accrued but unpaid interest and other costs, expenses or charges payable under the Credit Agreement were required to be repaid on the earlier of (i) December 31, 2011, and (ii) the occurrence of an event of default and demand for payment. The Amendment extends the repayment date from December 31, 2011 to the earlier of (i) March 31, 2012 and (ii) two business days following the close of the sale of the Company’s wholly owned subsidiaries, Viking Geophysical Services, Ltd. and Viking International Limited, in whole or in part.

Since the beginning of 2010, the Company has entered into various transactions with Mr. Mitchell and various companies formed and owned or controlled by Mr. Mitchell that are primarily focused on investing in energy opportunities. These transactions are described in the section entitled “Certain Relationships and Related Transactions” in the Company’s Definitive Proxy Statement on Schedule 14A filed on May 16, 2011 and are incorporated by reference herein.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

10.1	Second Amendment to Credit Agreement, dated November 7, 2011, by and between Dalea Partners, LP and TransAtlantic Petroleum Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2011	TRANSATLANTIC PETROLEUM LTD.

	By:	/s/ Jeffrey S. Mecom
Jeffrey S. Mecom
Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Second Amendment to Credit Agreement, dated November 7, 2011, by and between Dalea Partners, LP and TransAtlantic Petroleum Ltd.